                                                                 EXHIBIT 4.8


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                      TRANSAMERICAN REFINING CORPORATION,
                                     Issuer


                                      and


                       TRANSAMERICAN ENERGY CORPORATION,
                                   Guarantor


                                      and


  FIRST UNION NATIONAL BANK, f/k/a FIRST FIDELITY BANK, NATIONAL ASSOCIATION,
                                    Trustee



                           _________________________


                          FIRST SUPPLEMENTAL INDENTURE

                         dated as of February 24, 1997

                           _________________________




         $340,000,000 Guaranteed First Mortgage Discount Notes due 2002

                                      and

             $100,000,000 Guaranteed First Mortgage Notes due 2002

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       THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 24, 1997 (the
"Supplemental Indenture"), is made and entered into by and among TRANSAMERICAN REFINING CORPORATION, a Texas corporation (the "Company"), TRANSAMERICAN ENERGY CORPORATION, a Delaware corporation ("TEC"), and FIRST UNION NATIONAL BANK, formerly known as First Fidelity Bank, National Association, (the "Trustee"), under an Indenture dated as of February 15, 1995, by and among the Company, TEC and the Trustee (the "Current Indenture"). All capitalized terms used in this Supplemental Indenture that are defined in the Current Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined in this Supplemental Indenture or the context clearly requires otherwise.

       WHEREAS, Section 9.2 of the Current Indenture provides, among other things, that with the consent of the Holders of not less than a majority in aggregate principal amount of then outstanding Notes or, with respect to certain matters, 66-2/3% of the aggregate principal amount of the Mortgage Notes and Discount Mortgage Notes at the time outstanding, the Obligors, when authorized by Board Resolutions, and the Trustee may amend or supplement the Current Indenture or the Securities or enter into an indenture supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Current Indenture or the Securities or of modifying in any manner the rights of the Holders under the Current Indenture or the Securities; and

       WHEREAS, the Company has, upon the terms set forth in a Consent Solicitation Statement dated February 3, 1997, as supplemented and amended by that certain Supplement to Consent Solicitation Statement dated February 6, 1997 (collectively, the "Consent Solicitation Statement"), and in the related form of Consent, solicited Consents from the Holders of the Notes to certain amendments to the Current Indenture to modify certain of the covenants and other provisions contained in the Current Indenture, as more particularly described in the Consent Solicitation Statement and in this Supplemental Indenture (the "Proposed Amendments"); and

       WHEREAS, the Holders of at least 66-2/3% of the aggregate principal amount of the Mortgage Notes and Discount Mortgage Notes have consented to the Proposed Amendments pursuant to the Consent Solicitation Statement; and

       WHEREAS, the Boards of Directors of the Obligors have adopted resolutions authorizing and approving the Proposed Amendments and the Company, the Guarantor and the Trustee are executing and delivering this Supplemental Indenture in order to provide for such amendments;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

                                   ARTICLE I

                        AMENDMENTS TO CURRENT INDENTURE

       Section 1.1. Section 1.1 of the Current Indenture. The definition of Permitted Liens in Section 1.1 of the Current Indenture is hereby amended to read in its entirety as follows:

              "Permitted Liens" means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by
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       appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; (d) easements, rights-of- way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens existing on the Issue Date not exceeding $2 million; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation; (h) if the Company has obtained a Revolving Credit Facility that satisfies the requirements of Section 4.13 and the Company has deposited in the Collateral Account $50,000,000 of the proceeds of Debt incurred pursuant to such Revolving Credit Facility, Liens on (i) accounts receivable owned by the Company and its Subsidiaries or (ii) inventory owned by the Company and its Subsidiaries, in either case, securing Debt of the Company pursuant to such Revolving Credit Facility;
       (i) Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by the Company or such Subsidiary and (ii) do not extend to any other assets of the Company or any of its Subsidiaries;
       (j) Liens (including extensions and renewals thereof) on real or personal property acquired after the Issue Date, except for property acquired in whole or in part with the proceeds of this offering; provided, however, that (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such property,
       (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost, and (iii) any such Lien shall not extend to or cover any property or assets other than such item or property or assets and any improvements on such item; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole; (l) Liens in favor of the Company; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Interest Swap Obligations or Permitted Hedging Transactions; (p) until the Company obtains a Revolving Credit Facility, Liens on cash deposits of up to $30,000,000 to secure reimbursement obligations with respect to letters of credit; (q) Liens encumbering funds disbursed from the collateral account in accordance with the Disbursement Agreement; (r) Liens on up to 5,000,000 shares of Common Stock of TransTexas Gas Corporation released pursuant to





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       Section 12.6(b)(9) from the security interest created by the Pledge
       Agreement to secure Debt of the Company described in Section 4.13(i); and (s) any replacement of the Permitted Liens set forth in the foregoing clauses (a) through (r) that is on substantially similar terms and does not secure any additional Debt or encumber or otherwise affect or relate to any additional property; provided, however, that the aggregate amount of Debt secured by Liens pursuant to the foregoing clauses (i), (j) and (p), shall not exceed $50 million plus the amount of any Debt, not in excess of $10 million, incurred to finance the acquisition of tank storage facilities.

       Section 1.2. Section 4.13 of the Current Indenture. The first paragraph of Section 4.13 of the Current Indenture is hereby amended to read in its entirety as follows:

              Limitation on Incurrences of Additional Debt and Issuances of Disqualified Capital Stock.

              Neither the Company nor any Guarantor shall, and neither the Company nor any Guarantor shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt or issue any Disqualified Capital Stock (other than Capital Stock of the Company issued to TEC), except (a) Debt evidenced by the Notes pursuant to the Indenture; (b) Subordinated Debt of the Company solely to any wholly owned Subsidiary of the Company, or Debt of any wholly owned Subsidiary of the Company solely to the Company or to any wholly owned Subsidiary of the Company, provided that neither the Company nor any Subsidiary of the Company shall become liable to any person other than the Company or another wholly owned Subsidiary of the Company; (c) Debt of the Company pursuant to a Revolving Credit Facility outstanding at any time in an aggregate principal amount not to exceed the greater of (i) $70,000,000 or (ii) the Borrowing Base, less, in each case, the amount of any Debt of the Accounts Receivable Subsidiary; (d) Debt of the Company outstanding at any time in an aggregate principal amount, or Disqualified Capital Stock of the Company outstanding at any time with an aggregate liquidation value, or any combination thereof, not to exceed $50,000,000 in the aggregate, plus the amount of any Debt, not in excess of $10 million, incurred to finance the acquisition of tank storage facilities; (e) Subordinated Debt of the Company outstanding at any time in an aggregate principal amount not to exceed $200,000,000 in the aggregate; (f) the Company may Incur Debt as an extension, renewal, replacement, or refunding of any of the Debt permitted to be Incurred by clause (a) or
       (c) above, or this clause (f) (such Debt is collectively referred to as "Refinancing Debt"), provided, that (i) the maximum principal amount of Refinancing Debt (or, if such Refinancing Debt does not require cash payments prior to maturity, the original issue price of such Refinancing
       Debt) permitted under this clause (f) may not exceed the lesser of (x) the principal amount of the Debt being extended, renewed, replaced, or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses (including any premium and defeasance costs) other than those paid to a Related Person (collectively, "Refinancing Fees"), or (y) if such Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount at the time of the Incurrence of the Refinancing Debt plus Refinancing Fees, (ii) the Refinancing Debt as a Weighted Average Life and a final maturity that is equal to or greater than the Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding, (iii) the Refinancing Debt shall rank with respect to the Notes to an extent no more favorable in respect thereof than the Debt being refinanced, and (iv) Refinancing Debt Incurred pursuant to clause
       (c) may be renewed, replaced, refunded or refinanced only with another Revolving Credit Facility; (g) Debt of the Company represented by





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       trade payables or accrued expenses, in each case, incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 45 days (or, if overdue for a period of more than 45 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of the Company in accordance with GAAP) and not constituting any amounts due to banks or other financial institutions; (h) Debt Incurred and Disqualified Capital Stock issued by any Person at a time when that Person is not a Subsidiary of the Company or a Guarantor, which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes, or is merged into, or consolidated with, a Subsidiary of the Company or a Guarantor, was not incurred or issued in contemplation of such Person becoming or being merged into, or consolidated with, a Subsidiary of the Company or a Guarantor, and is in an aggregate amount not to exceed $25,000,000; and (i) Debt of the Company outstanding at any time in an aggregate principal amount not to exceed $50,000,000 in the aggregate. For the purpose of determining the amount of outstanding Debt that has been Incurred pursuant to clause (c) above, there shall be included in such clause the principal amount then outstanding of any Debt originally Incurred pursuant to such clause and, after any refinancing or refunding of such Debt, any outstanding Debt Incurred pursuant to clause (e) above so as to refinance or refund such Debt Incurred pursuant to clause (c) and any subsequent refinancings or refundings thereof. For purposes of clause (h) above, Debt shall be deemed to be incurred, and Disqualified Capital Stock shall be deemed to be issued, as the case may be, at the time such Person becomes or is merged into or consolidated with, a Subsidiary of the Company or a Guarantor.

       Section 1.3. Section 12.6(b) of the Current Indenture. Section 12.6(b) of the Current Indenture is hereby amended to add the following clause (9) following the end thereof, which clause (9) shall read in its entirety as follows:

              (9) Up to 5,000,000 shares of pledged TransTexas common stock owned by the Company may be released from the security interest created by the Company Pledge Agreement at any time upon the request of the Company.

       Section 1.4. Section 12.6(h) of the Current Indenture. Section 12.6(h) of the Current Indenture is hereby amended to read in its entirety as follows:

              (h) Notwithstanding the foregoing, no Collateral may be released from the security interest created by the Security Documents if at the time of such proposed release, a Default or Event of Default has occurred and is continuing or would occur as a result of such release. Any shares of TransTexas common stock that is released pursuant to this
       Section 12.6 (other than subsection (b)(9) hereof) in connection with a sale of such stock shall be sold for cash at prices no less favorable to the seller than those that could be obtained in arms-length transactions with unrelated persons.


                                   ARTICLE II

                               GENERAL PROVISIONS

       Section 2.1. Effectiveness. This Supplemental Indenture is effective as of the date first above written.





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       Section 2.2.  Ratification of Indenture.  The Current Indenture is in
all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Supplemental Indenture. The Current Indenture and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

       Section 2.3. Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Supplemental Indenture, the Company is delivering to the Trustee

       (a)    an Officer's Certificate in the form attached hereto as Exhibit
              A; and

       (b)    an Opinion of Counsel covering the matters described in Exhibit
              B.

       Section 2.4. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

       Section 2.5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

       Section 2.6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.


       IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed, and their respective
corporate seals to be hereunto affixed and attested, on this    24th    day of
February, 1997.


                                           TRANSAMERICAN REFINING CORPORATION


Attest:     /s/ Douglas Widlaski           By:     /s/ Ed Donahue
       ------------------------------         ---------------------------------
       Douglas Widlaski                           Ed Donahue
       Assistant Secretary                        Vice President


                                           TRANSAMERICAN ENERGY CORPORATION


Attest:     /s/ Douglas Widlaski           By:     /s/ Ed Donahue
       ------------------------------         ---------------------------------
       Douglas Widlaski                           Ed Donahue
       Assistant Secretary                        Vice President






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                                           FIRST UNION NATIONAL BANK, f/k/a
                                                  FIRST FIDELITY BANK,
                                                  NATIONAL ASSOCIATION, Trustee


Attest:     /s/ Diane M. Oelsh             By:     /s/ W. Jeffrey Kramer
       ----------------------------           ---------------------------------
                                              Its: Vice President
                                                  -----------------------------





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                                   EXHIBIT A

                       TRANSAMERICAN REFINING CORPORATION

                             OFFICERS' CERTIFICATE

       The undersigned, John R. Stanley, President and Chief Executive Officer, and Douglas Widlaski, Assistant Secretary, of TransAmerican Refining Corporation, a Texas corporation (the "Company"), do hereby certify pursuant to
Section 2.3 of that certain First Supplemental Indenture, dated as of February 24, 1997, among the Company, TransAmerican Energy Corporation, a Delaware corporation ("TEC"), and First Union National Bank, f/k/a First Fidelity Bank, National Association (the "Trustee"), and Sections 7.2(b), 9.6 and 14.4 of that certain Indenture, dated as of February 15, 1995, among the Company, TEC and the Trustee (the "Indenture"), as follows:

       1.     The undersigned have read Article IX of the Indenture.

       2. The undersigned have monitored the solicitation from the holders of Notes (as defined in the Indenture) of consents to the Proposed Amendments (as defined in the Supplemental Indenture). The Company has received consents to the Proposed Amendments from the Holders (as defined in the Indenture) as of the Record Date (as defined in the Consent Solicitation Statement of the Company dated February 3, 1997, as modified by the Supplement thereto dated February 6, 1997, copies of which are attached as Exhibit A hereto) of not less than 66 2/3% of the aggregate principal amount of the Mortgage Notes (as defined in the Indenture) and the Discount Mortgage Notes (as defined in the Indenture) at the time outstanding, which is aggregate principal amount of the Mortgage Notes and the Discount Mortgage Notes required by the Indenture to approve the Proposed Amendments.

       3. In our opinion, we have made such examination and investigation as is necessary to enable us to express an informed opinion as to whether or not the conditions precedent in the Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company, TEC and the Trustee of the First Supplemental Indenture have been complied with.

       4. In our opinion, each of the conditions precedent in the Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company, TEC and the Trustee of the First Supplemental Indenture have been complied with, and the Company, TEC and the Trustee are authorized or permitted, pursuant to Article IX of the Indenture, to execute the First Supplemental Indenture.

       IN WITNESS WHEREOF, we have executed this Certificate as of February ___, 1997.


                                                  ----------------------------
                                                  John R. Stanley, President
                                                  and Chief Executive Officer



                                                  ----------------------------
                                                  Douglas Widlaski
                                                  Assistant Secretary

                                   EXHIBIT B


                    Form of Gardere & Wynne, L.L.P. Opinion


       Each of the conditions precedent in the Current Indenture requiring compliance by the Company and TEC prior to or concurrently with the execution and delivery by the Company, TEC and the Trustee of the First Supplemental Indenture has been complied with, and the Company, TEC and the Trustee are authorized or permitted by Article IX of the Current Indenture to execute the First Supplemental Indenture.